Exhibit 99.1

American Residential Properties, Inc. Expands Credit Facility by $40 Million

SCOTTSDALE, Arizona, December 19, 2013 - American Residential Properties, Inc. (NYSE: ARPI) (the "Company") today announced that JPMorgan Chase Bank, N.A. has joined the existing bank group as a lender under the Company's senior secured revolving credit facility. As a result of JPMorgan Chase's entry into the credit facility, the Company exercised $40 million of the credit agreement accordion feature, increasing the maximum borrowing amount from $340 million to $380 million, subject to meeting certain criteria. All other terms of the Credit Agreement remain unchanged. The credit facility currently permits further increases of the maximum borrowing amount up to $500 million, subject to meeting certain criteria and obtaining additional commitments from lenders.

“We are very pleased that another major bank has recognized the attractive economics of the single-family rental market and committed to providing additional capital that we can utilize to further grow our portfolio and create long-term value for our shareholders,” said Laurie A. Hawkes, President and Chief Operating Officer of the Company.

JPMorgan Chase joins Bank of America, N.A., Morgan Stanley Senior Funding, Inc., KeyBank National Association, Citibank, N.A., Barclays Bank PLC, Jeffries Group, Inc., Raymond James Bank, N.A. and Comerica Bank as lenders under the Company's credit facility.

About American Residential Properties, Inc.
American Residential Properties, Inc. is an internally managed real estate company, organized as a real estate investment trust (REIT) for federal income tax purposes, that acquires, owns and manages single-family homes as rental properties.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include references to future growth of the portfolio and long-term value of the Company. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the single-family rental industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission. All information in this press release is current as of the date of this release. The Company undertakes no obligation to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

SOURCE: American Residential Properties, Inc.

INVESTOR CONTACT:	American Residential Properties, Inc.
Shant Koumriqian
Chief Financial Officer
ir@americanresidentialproperties.com
480-474-4800

MEDIA CONTACT:	Financial Profiles, Inc.
Lisa Mueller
lmueller@finprofiles.com
310-478-2700 x21